Exhibit 99.2

Triller + AGBA What it Means to Existing Shareholders April 2024

• AGBA is acquiring 100 % of Triller in an all - stock transaction (the “Merger”) - Current AGBA shareholders will own 20 % of the post - Merger enlarged AGBA - Triller stockholders will own the remaining 80 % of the post - Merger enlarged AGBA • Triller will be a wholly - owned subsidiary of AGBA upon closing of the Merger • The combined company will focus on four key verticals : - Industry - leading, global AI - driven social video platform - Influencer, artist, and sports content generation for a global audience - Technology - driven wealth management and financial services ecosystem - Cutting - edge fintech investments The AGBA/Triller Transaction: Transforming AGBA Into The Future 2 2 2

What The AGBA/Triller Transaction Means For Existing AGBA Shareholders 3 3 3 The Combined Group Valuation: US$4.0 billion Triller Stockholders & RSU Holders: 80%, or US$3.2 billion AGBA Stockholders: 20%, or US$800 million ▪ The Boards of Triller and AGBA have agreed to value the Combined Group (i . e . AGBA + Triller) at US $ 4 . 0 billion - Triller was last valued at US $ 5 . 0 billion in a public transaction in 2020 - Triller received a third - party valuation in excess of US$3.2 billion 1 ▪ AGBA has 74 m shares outstanding today - 20 % of US $ 4 . 0 billion Combined Group valuation = US $ 800 million - US $ 800 million ÷ 74 million AGBA shares today = Implied share price of US $ 10 . 8 Note: 1 . Form 8 - K, April 17, 2024

The Combined AGBA – Triller: Group Structure 4 4 4 AGBA Group Holding Ltd. Triller Corp. AGBA Hong Kong 100% 100% Wealth Management & Financial Services Fintech Investments Existing AGBA Group Holding Shareholders Existing Triller Corp. Shareholders 20% 80% Social Video Platform Content Generation

Comprehensive Overview of Triller’s Three Major Divisions 5 5 5 Social Video Platform AI & SaaS Tools Content • With a primary focus on music, the Triller App has been the platform where numerous globally recognized emerging artists first gained prominence . • Emerged as the number one app in 79 countries simultaneously . • Plays a pivotal role in shaping the landscape of short - form video applications by leveraging its user - friendly interface and innovative features to enhance user engagement . • Amplify . ai is Triller’s platform - agnostic AI solution . It is embedded into virtually every major social media network, and executes over 500 million transactions quarterly, connecting some of the world's most recognized brands with users and customers . • Julius is an essential bridge that connects over 2 . 2 million influencers with 25 , 000 brands, facilitating significant marketing engagements and collaborations across various industries . • TrillerTV ranks among the largest combat sports apps globally and is one of the fastest growing live sports event content companies . It recently broadened its content to include lifestyle, fashion, and music and is now available in 7 million households, broadcasting approximately 3 , 000 events annually . • BKFC (Bare Knuckle Fighting Championship) is the fastest - growing combat sport in the world selling out nearly every event it organizes, highlighting its rapidly increasing popularity and market influence .

THANK YOU For further information, please visit www.agba.com Investor Relation Enquires: @agbagroup ir@agba.com +852 5529 4500 Contact us: AGBA Group Holding Limited AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong